EXHIBIT 10.42

May 6, 2008

Mrs. Dona D. Young

Chairman, President and Chief Executive Officer

The Phoenix Companies, Inc.

One American Row

Hartford, CT 06102-5056

Dear Mrs. Young:

This letter (“Letter Agreement”) serves to memorialize our understanding with respect to the modification of the distribution dates in respect of the restricted stock units (“RSUs”) referenced in the below table (the “Outstanding Award Table”).  Because Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), has substantially limited the parties’ ability to modify the distribution provisions in the future, were that determined to be appropriate, the parties have agreed to provide you the opportunity to modify the distribution dates in respect of your RSUs by written election delivered on or before December 31, 2008.

For the avoidance of doubt, the changes set forth herein with respect to the distribution dates of the RSUs do not in any way amend, modify or waive your obligation to comply with the company’s stock ownership guidelines, as currently in effect and as the same may be amended from time to time.

The currently effective payment terms for each of the RSU awards are specified below.

Award Type	Award Date	Number of RSUs	Vested Status	Payment Date
Employment Agreement	December 31, 2002	394,736.842	Vested	Termination
Employment Agreement	May 18, 2005	90,901.000	Will vest May 18, 2008	Termination

As set forth below, we have agreed to a modification of the payment terms for the above-referenced RSUs as permitted by the transitional relief provided with respect to Section 409A under Notice 2007-86.  However, if a Separation from Service, as defined in Section 409A, or any other event that would entitle you to receive payment in respect of your referenced RSUs in 2008, occurs in 2008, then distribution shall be made to you in respect of such RSUs pursuant to the terms in effect prior to the date of this Letter Agreement and without regard to any election that you may make pursuant to this Letter Agreement.

Employment Agreement RSUs

As described in the Outstanding Award Table, you were awarded 394,736.842 RSUs (the “2003 Employment RSUs”) pursuant to Exhibit A of your Executive Employment Agreement, dated January 1, 2003, and 90,901.000 RSUs (the “2005 Employment RSUs”) pursuant to Annex A of your Amended and Restated Employment Agreement, dated May 18, 2005 (the “2005 Employment Agreement”).  Pursuant to Section 4(c)(i) of the 2005 Employment Agreement, and Section 1.4 of Annex A of the 2005 Employment Agreement, respectively, the 2003 Employment RSUs and the 2005 Employment RSUs are scheduled to be paid six months and one day following your termination of employment.  We have agreed that, notwithstanding these previously specified distribution provisions, you have the opportunity to elect, in writing, on or before December 31, 2008, to have the 2003 Employment RSUs convert into and settle in common shares of company stock on a fixed date or dates on or after January 1, 2009 and that, if you elect such a fixed distribution date or dates with respect to such 2003 Employment RSUs, the dividend equivalents associated with the RSUs being settled on any such date, and any interest accrued thereon, will be paid in cash on such date.  We have also agreed that, notwithstanding these previously specified distribution provisions, but subject to such 2005 Employment RSUs becoming vested in accordance with their otherwise applicable terms, you have the opportunity to elect, in writing, on or before December 31, 2008, to have the 2005 Employment RSUs convert into and settle in common shares of company stock on a fixed date or dates on or after January 1, 2009 and that, if you elect such a fixed distribution date or dates with respect to such 2005 Employment RSUs, the dividend equivalents associated with the RSUs being settled on any such date, and any interest accrued thereon, will be paid in cash on such date.  This Letter Agreement constitutes an amendment to Section 4(c)(i) and Section 1.4 of Annex A of the 2005 Employment Agreement.

We have also agreed that, if you elect a settlement at a fixed date or dates in respect of any of your 2003 Employment RSUs or 2005 Employment RSUs, you will be permitted to have the least number of whole shares of common stock otherwise distributable to you having a value, on the date of such settlement, equal to the minimum amount required to be withheld at law in respect of such distribution of shares withheld by the Company to satisfy such minimum required withholding obligation.

If you agree that the above terms properly reflect our agreement and understanding with respect to the opportunity for you to modify the time at which the RSUs listed in the Outstanding Award Table shall be distributed to you, please countersign both copies of this Letter Agreement and return one copy to me.

THE PHOENIX COMPANIES, INC.

/s/ Bonnie J. Malley

Date:

5/6/08

DONA D. YOUNG

/s/ Dona D. Young

Date:

5-6-08